 EXHIBIT 4.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts-Independent Registered Public Accounting Firm” and to the use of our report dated September 17, 2020 in the Amendment No. 1 to the Registration Statement (File No. 333-240028) and related Prospectus of Guggenheim Defined Portfolios, Series 2057.

/s/ Grant Thornton LLP

GRANT THORNTON LLP

Chicago, Illinois

September 17, 2020